BT0452A


                      ADMINISTRATION AND SERVICES AGREEMENT


         AGREEMENT, made as of this 15th day of September, 1995, by and between Bankers Trust Company, a New York banking corporation (hereinafter called "Bankers"), and BT Global Investors, a Massachusetts business trust (hereinafter called the "Trust").

         WHEREAS, the Trust is registered as an open-end diversified management investment company under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, the Trust desires to retain Bankers to render administrative and other services, including custody, transfer agency and shareholder services, to the Trust and/or for such separate and distinct series (each a "Fund" and collectively, the "Funds"), which may be divided into one or more separate classes of shares of beneficial interest ("Classes"), as may from time to time be created and designated by the Trusttees of the Trust, and Bankers is willing to so render such services on the terms hereinafter set forth;

         NOW, THEREFORE, this Agreement

                              W I T N E S S E T H:

         In consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. APPOINTMENT. The Trust hereby appoints Bankers to act as administrator, custodian, transfer agent and shareholder servicing agent of the Trust, the Funds and/or the Classes for the period and on the terms set forth in this Agreement. Bankers accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

         2.  DUTIES.

                  (a) ADMINISTRATOR. Bankers shall, on a continuous basis, furnish the Trust with such administrative services as the Board of Trustees of the Trust reasonably deems necessary for the proper administration of the Trust. Without limiting the generality of the foregoing, Bankers will supply executive and administrative services; negotiate arrangements with, and supervise and coordinate the activities of, agents and others retained by the Trust to supply services to the Trust and/or its shareholders; supply stationery and office supplies; supply statistical and research data; prepare agendas and minutes and supply supporting documentation for meetings of the Boards of Trustees of the Trust; provide monitoring reports and assistance regarding the Trust's compliance with its Declaration of Trust, By-Laws, investment objectives and policies and federal and state securities laws, including monthly (or more frequently if required) reports indicating the legal residence of each beneficial owner (of which Bankers has knowledge) of shares of the Trust purchased during that month; arrange for dissemination of yield and other performance information in


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newspapers; supply data processing services, clerical, accounting, bookkeeping and recordkeeping services (including without limitation the maintenance of such books and records as are required under the Act and the rules thereunder, except as maintained by other agents of the Trust); calculate the net asset value, net income and realized capital gains or losses of each of the Funds or Classes; prepare and file reports to and filings with the Securities and Exchange Commission and various state Blue Sky authorities, including Trust registration statements, periodic reports, prospectuses, proxy statements and Blue Sky and Rule 24f-2 registrations; prepare reports to shareholders of each of the Funds and Classes; prepare and file tax returns; arrange for fidelity bond and errors and omissions insurance coverage; and generally assist in all aspects of each Fund's or Class' operations.

                  (b) CUSTODIAN. Bankers shall provide to the Trust custody services on the terms and conditions set forth in the form of Custody Agreement set forth as Exhibit A hereto, without giving effect to Section 13(a) thereof as it regards compensation (but not reimbursement of out-of-pocket expenses) to Bankers.

                  (c) TRANSFER AGENT. Bankers shall provide to the Trust transfer agency services on the terms and conditions set forth in the form of Transfer Agency Agreement set forth as Exhibit B hereto, without giving effect to Section 3(a) thereof as it regards compensation (but not reimbursement of out-of-pocket expenses) to Bankers.

                  (d) FUND ACCOUNTING AGENT. Bankers shall provide fund accounting services pursuant to the form of Fund Accounting Services Agreement set forth as Exhibit C hereto, without giving effect to Section 6 thereof (but not reimbursement of out-of-pocket expenses) to Bankers.

                  (e) SERVICE AGENT. Bankers shall provide shareholder and administrative services to each shareholder of the Trust. Such services shall include the following: establishing and maintaining shareholder accounts; processing purchase and redemption transactions; arranging for bank wires; performing shareholder subaccounting; answering client inquiries regarding the Funds and Classes; assisting clients in establishing and changing dividend options, account designations and addresses; providing periodic statements showing the client's account balance; transmitting proxy statements, periodic reports, updated prospectuses and other communications to shareholders and, with respect to meetings of shareholders, collecting, tabulating and forwarding to the Trust executed proxies; and obtaining such other information and performing such other services as the Trust may reasonably request and agree upon with Bankers, but in each case only to the extent permitted by applicable statute, rule or regulation. Bankers shall provide such personnel and facilities as are necessary to render the foregoing services, shall comply with all legal requirements relating to it, including, without limitation, any requirement to provide Trust materials to shareholders. In addition to the above services, Bankers shall provide each shareholder with confirmations of purchases, redemptions or exchanges of shares of the Trust. Bankers agrees to furnish to the Trust all such records to the extent required by regulatory authorities having jurisdiction over the Trust or to the extent necessary due to lawful process upon the Trust. Bankers acknowledges and agrees that, in performing the foregoing duties, no person is authorized to make any representation concerning the Trust other than

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such representations as are contained in the current Prospectuses, Statements of
Additional Information and printed information subsequently issued by the Trust as information supplemental to such Prospectuses and/or Statements of Additional Information.

                  (f) IN GENERAL. In the performance of all services under this Agreement, Bankers shall act in strict conformity with the applicable provisions of the Trust's Declaration of Trust and By-Laws; the Act, the Investment Advisers Act of 1940 and the Securities Exchange Act of 1934, as the same may from time to time be amended; and the investment objectives, investment policies and other practices and policies set forth in the Trust's current Registration Statement under the Securities Act of 1933, as amended. Bankers may delegate some or all of its duties hereunder to other persons or entities approved by Bankers upon notice to the Trust.

         3. ALLOCATION OF EXPENSES. Bankers shall bear all expenses in connection with the performance of its services under this Agreement.

         Bankers will from time to time employ or associate with itself such person or persons as Bankers may believe to be particularly suited to assist it in the performance of this Agreement. The compensation of such person or persons shall be paid by Bankers and no obligation shall be incurred on behalf of the Trust in such respect.

         Bankers shall not be required to pay and the Trust shall assume and pay any of the following expenses incurred by the Trust: out-of-pocket expenses specified in the forms of agreements set forth in Exhibits A and B hereto; investment management fees; membership dues in the Investment Company Institute or any similar organization; distribution expenses; costs of preparing, printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to federal, state and other governmental agencies; fees of trustees not affiliated with affiliates of the Trust; outside auditing and legal expenses; or other expenses not specified in this Article 3 which may be properly payable by the Trust.

         4.  COMPENSATION OF BANKERS.

                  (a) IN GENERAL. For the services to be rendered and the payments to be made by Bankers, as provided in Sections 2 and 3 hereof, Bankers shall receive from the Trust, accrued daily and payable monthly, an amount equal to the annual rate of the percentage of each Fund's or Class' average daily net assets as listed on Exhibit D hereto.

                  (b) FEE ACCRUAL AND PAYMENT. Remuneration under this Agreement shall begin to accrue on the date hereof. The fee for the previous calendar month shall be paid in a timely manner in each succeeding calendar month.

                  (c) PRORATION. If this Agreement commences on any date other than the first day of a calendar month, the fee payable with respect to such initial fractional calendar month shall be prorated according to the proportion that such period bears to the full calendar monthly period. Upon any termination of this Agreement before the end of a calendar month, the fee for such part of that

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calendar month shall be prorated according to the proportion that such period bears to the full calendar monthly period.

                  (d) PARTIAL TERMINATION. If any particular aspect of this Agreement is terminated in accordance with Section 7 hereof, the fee payable under Paragraph (a) of this Section 4 as to services for which termination has not occurred shall be the fee agreed upon by the parties.

         5. LIMITATION OF LIABILITY. Bankers shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under Sections 2(a) and (d) of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of a reckless disregard thereof. As to the duties and obligations set forth in Sections 2(b) and (c) of this Agreement, the parties shall be governed by the standards of care and provisions for exculpation and/or indemnification set forth in the forms of agreements set forth in Exhibits A and B hereto, respectively.

         6. DURATION OF AGREEMENT. This Agreement shall become effective on the date of commencement of investment operation of the Trust and unless terminated shall continue in force from year to year thereafter, but only so long as such continuance is specifically approved annually (a) by the Trust's Board of Trustees or by a vote of a majority of the Trust's outstanding voting securities (as such term is defined in the Act) and (b) by a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

         7. TERMINATION OF AGREEMENT. This Agreement may be terminated on 60 days' written notice without payment of any penalty by Bankers or by the Trust upon the vote of its Board of Trustees or upon the vote of a majority of the Trust's outstanding voting securities. This Agreement shall automatically terminate upon its assignment by Bankers; provided, however, that Bankers may delegate its duties as provided in Section 2(e) hereof. Notwithstanding the foregoing, this Agreement may also be terminated in part as to the services specified in Sections 2(b) and (c) hereof in the manner specified in the forms of agreements set forth as Exhibits A and B hereto, respectively.

         8. REPRESENTATIONS AND WARRANTIES. Bankers and the Trust each hereby represents and warrants to the other that it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that, with respect to it, this Agreement is legal, valid and binding and enforceable in accordance with its terms.

         9. WAIVER. The Declaration of Trust establishing the Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is made and executed on behalf of the Trust, and not by the Trustees or officers of the Trust individually, and Bankers hereby acknowledges that the obligations of or arising out of this Agreement are not binding upon the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust. With full knowledge of the circumstances and the effect of its action, Bankers hereby waives any and all rights that it has now, or may acquire in the future, against any shareholder

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of the Trust, which rights arise out of any action or inaction of the Trust under this Agreement.

         10. NON-EXCLUSIVITY. The services of Bankers to the Trust hereunder are not to be deemed exclusive and Bankers shall be free to render similar or other services to others.

         11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law.

         12. NOTICES. Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to Burton M. Leibert, Esq., Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022 (if such notice is given by Bankers), or to Bankers Trust Company, 280 Park Avenue, New York, New York 10017, Attention: Brian Wixted (if such notice is given by the Trust).

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers thereunto duly authorized as of the day and year first above written.

ATTEST:                                       BANKERS TRUST COMPANY



                                              By:
                                                  Name:
                                                  Title:

ATTEST:                                       BT GLOBAL INVESTORS



                                              By:
                                                  Name:
                                                  Title:

BT0452A

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BT0452A                                                               EXHIBIT D
                               BT GLOBAL INVESTORS
        SCHEDULE OF FEES UNDER THE ADMINISTRATION AND SERVICES AGREEMENT
                                                                        FEE


Global High Yield Securities Fund......................................0.95%
Capital Appreciation Fund..............................................0.65%
Small Cap Fund.........................................................0.65%
International Equity Fund..............................................0.85%
Pacific Basin Equity Fund..............................................0.75%
Latin American Equity Fund.............................................0.95%
U.S. Bond Index Fund-Advisor Class ....................................0.20%
U.S. Bond Index Fund-Institutional Class ..............................0.20%
Equity 500 Equal Weighted Index Fund-Advisor Class                     0.30%
Equity 500 Equal Weighted Index Fund-Institutional
Class ................................................................ 0.15%
Small Cap Index Fund-Advisor Class ....................................0.25%
Small Cap Index Fund-Institutional Class ..............................0.20%
EAFE Equity Index Fund-Advisor Class...................................0.30%
EAFE Equity Index Fund-Institutional Class ............................0.15%